                                                                    EXHIBIT 99

COMPANY PRESS RELEASE

                 AMERICAN HOME PRODUCTS AND KING PHARMACEUTICALS
                 FINALIZE CO-PROMOTION ARRANGEMENT FOR ALTACE(R)

- Wyeth-Ayerst Division Will Co-Promote Cardiovascular Product that has Clinically-Proven Survival Benefit -

- Terms Include Transfer of Rights from AHP to King for Three Other Branded Pharmaceutical Products -

MADISON, N.J. and BRISTOL, Tenn., June 23 -- American Home Products Corporation (NYSE: AHP) and King Pharmaceuticals, Inc. (NYSE: KG) announced today that they have entered into a co-promotion agreement to market King's product Altace(R) (ramipril), an Angiotensin Converting Enzyme ("ACE") inhibitor, in the United States and Puerto Rico. Under the terms of the transaction, AHP also agreed to divest to King, for an undisclosed sum, its rights in the U.S. and Puerto Rico to Nordette(R) (an oral contraceptive) and two other undisclosed products. Altace(R) will be jointly marketed by Wyeth- Ayerst Laboratories (AHP's pharmaceutical division) and King.

On May 1, 2000, the FDA's Cardio-Renal Drugs Advisory Committee unanimously recommended the approval of Altace(R) for additional indications after new data from the landmark HOPE Study (Heart Outcomes Prevention Evaluation) was submitted that demonstrated significant reduction of myocardial infarction, stroke, and death from cardiovascular causes in patients at risk for such cardiovascular events. The Advisory Committee recommendation followed King's submission of a sNDA on January 18, 2000, for such new indications.

"The combination of Wyeth's long experience in cardiovascular health and a product with clinically-proven benefits like Altace(R) should provide a new weapon for patients to fight cardiovascular disease. Our allocation of approximately 1,000 sales reps to market and promote Altace(R) will provide physicians with the best opportunity to learn about the therapeutic benefits of using this product," says Bernard Poussot, President, Wyeth-Ayerst Global Pharmaceuticals. "This agreement with King is another example of our commitment to bringing life-saving therapies to patients who need them."

Altace(R) is currently indicated for use in the treatment of hypertension and congestive heart failure after a patient suffers from myocardial infarction. The product was launched in the U.S. in 1991 by Hoechst Marion Roussel ("HMR"), and King acquired HMR's rights to Altace(R) in the U.S. and Puerto Rico in 1998. Last year, U.S. net sales of Altace(R) totaled $122.4 million.

The New England Journal of Medicine ("NEJM") published the HOPE Study data on January 20, 2000. The study was conducted in 267 centers in 19 countries over a four and one-half year period -- including more than 9,500 patients with a history of coronary heart disease, peripheral vascular disease, stroke or individuals with diabetes or a high risk for cardiovascular problems. The study examined, in part, the effects of Altace(r) in reducing cardiovascular events among a broad range of high-risk patients.

Subject to the terms of the co-promotion agreement, King will pay AHP an annual fee based on a percentage of annual net sales. Additionally, AHP purchased $75-million of King registered common stock at a pre-determined market price and paid to King an additional $25-million in cash upon execution of the co-promotion agreement. AHP will pay an additional $50-million to King upon the U.S. Food and Drug Administration's ("FDA's") final approval of potential new indications for Altace(R) based on a supplemental new drug application ("sNDA") previously filed by King with the FDA. Additional details of the arrangement will be disclosed in King's related 8-K filing with the Securities and Exchange Commission.

John M. Gregory, Chairman and CEO of King, says, "We are extremely pleased to enter into this co-promotion agreement with Wyeth-Ayerst. This agreement will provide a greatly expanded marketing resource commitment for our largest product Altace(R). Moreover, the marketing alliance dramatically enhances the future growth potential of Altace(r) following the FDA's Advisory Committee's recommendation for new and unique indications for the product and the anticipated approval of such indications by the FDA."

As with all ACE inhibitors, the common adverse effects associated with Altace(R) include: headache, dizziness, fatigue, dry cough and rare cases of angioedema (swelling of skin). It is contraindicated in patients who are hypersensitive to the product or have a history of angioedema related to previous treatment with an ACE inhibitor. When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, use of all ACE inhibitors should be immediately discontinued.

Wyeth-Ayerst Laboratories, a division of American Home Products Corporation (NYSE: AHP), is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular therapies, central nervous system drugs, anti-inflammatory agents, infectious disease, hemophilia, oncology, vaccines, and generic pharmaceuticals. American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a leader in vaccines, biotechnology, and animal health care.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release may contain forward-looking statements that reflect both companies' management's current views of future events and operations. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward- looking statements. Some important factors which may cause results to differ include: dependence on King's and American Home Product's ability to successfully market Altace(R) under the co-promotion agreement, the unpredictability of the duration and results of the FDA's review of the supplemental new drug application, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, significant leverage and debt service requirements of King, dependence on King's ability to continue to acquire branded products, dependence on sales of King's products, and management of King's growth and integration of its acquisitions. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in various sections of King's and American Home Product's latest Form 10-K and other filings with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.